       EXHIBIT 12.1 -- COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

       (Dollars in millions, except ratio of earnings to fixed charges)


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


                                                                 Six Months Ended
                                                               --------------------              Year Ended December 31,
                                                                June 30,    July 1,  -----------------------------------------------
                                                                  2001       2000     2000      1999      1998      1997      1996
                                                               ---------   --------  -------   -------   -------   -------   -------
Income before provision for national income taxes,
  minority interests in net income (loss) of subsidiaries,
  equity (income) loss of affiliates, and extraordinary items   $ 107.9     $ 249.1  $ 484.2   $ 443.0   $ 214.8   $ 345.8   $ 253.4
Fixed Charges                                                     150.5       176.1    349.3     253.8     130.7     113.6     112.7
Distributed income of affiliates                                    2.1         -        2.0       1.8       2.3       3.9       3.0
                                                                -------     -------  -------   -------   -------   -------   -------
    Earnings                                                    $ 260.5     $ 425.2  $ 835.5   $ 698.6   $ 347.8   $ 463.3   $ 369.1
                                                                =======     =======  =======   =======   =======   =======   =======

Interest expense                                                $ 135.8     $ 159.5  $ 316.2   $ 235.1   $ 110.5   $ 101.0   $ 102.8
Portion of lease expense representative of interest                14.7        16.6     33.1      18.7      20.2      12.6       9.9
                                                                -------     -------  -------   -------   -------   -------   -------
    Fixed Charges                                               $ 150.5     $ 176.1  $ 349.3   $ 253.8   $ 130.7   $ 113.6   $ 112.7
                                                                =======     =======  =======   =======   =======   =======   =======

    Ratio of Earnings to Fixed Charges                              1.7         2.4      2.4       2.8       2.7       4.1       3.3
    Fixed Charges in Excess of Earnings                             -           -        -         -         -         -         -
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